AMENDED EMPLOYMENT AGREEMENT

This AMENDED EMPLOYMENT AGREEMENT ("Agreement") is made effective as of March 30, 2026 (the "Effective Date"), by and between LifeMD, Inc., a Delaware corporation (the "Company"), having corporate headquarters at 236 Fifth Avenue, Suite 400, New York, NY 10001, and Christopher Pisano, an individual and resident of the State of Illinois with an address at 5354 Davis Street, Skokie, IL 60077 (the "Employee" or "You" or "Your").

The Company and Employee are hereinafter sometimes referred to collectively as the "Parties" and individually as a "Party."

WITNESSETH:

WHEREAS, the Company entered into an Employment Agreement, on or around June 19, 2026, as specified in more detail therein ("June 19, 2025 Employment Agreement").

WHEREAS, the Company desires to promote Employee to Chief Marketing Officer, and Employee agrees to work in the amended employ of the Company; and

WHEREAS, the Parties hereto desire to set forth the terms of Employee's amended employment with the Company.

WHEREAS, the terms of Employee's amended employment with the Company set forth herein supersedes in its entirety the June 19, 2025 Employment Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained, the Company and Employee hereby agree as follows:

1. Amended Employment. The Company hereby amends employment of Employee, and Employee hereby accepts amended employment by the Company, on the terms and conditions hereinafter set forth.

2. Duties and Responsibilities

(a) Commencing as of the Effective Date, Employee shall serve in the position of Chief Marketing Officer. During the Amended Employment Term, Employee shall (i) be subject to all of the Company's policies, rules, and regulations applicable to its executives, (ii) report to, and be subject to the direction and control of the Chief Operating Officer, Shayna Dray and (iii) perform such duties commensurate with Employee's position as shall be assigned to Employee. Such duties and general responsibilities include but are not limited to:

- Overseeing all marketing functions and leading high-performance marketing teams.
- Leading the company's brand strategy, scaling the brand, and elevating LifeMD's overall market position.
- Developing and executing go-to-market strategies and enterprise marketing strategies to deliver scalable results.
- Driving demand generation, digital marketing, and marketing automation initiatives.

- Managing all marketing communications and market positioning.
- Driving engagement strategies to deepen patient relationships and increase customer lifetime value.
- Executing cross-selling initiatives to improve business results and strengthen the company's competitive position.
- Delivering measurable business results and long-term impact to support the company's next phase of growth.

More specific duties and responsibilities include but are not limited to:

- Monetize the customer base: use customer segmentation to identify key trends, behaviors, and preferences, translating those insights into actionable strategies to drive revenue via the cross- and up-sell;
- Own the winback strategy: create and execute a comprehensive plan to re-engage customers across brands/service lines who have lapsed, churned, or become inactive, with a goal of significant revenue growth, restoring customer loyalty, and improving overall brand sentiment;
- Oversee "one-off" campaigns: including reactivation pushes, ad hoc/special promotions, and patient experience initiatives; work with/hand off to the prospecting and retention teams for subsequent optimization and formalization;
- Develop data products: work with product and marketing teams to create and launch data products/services that leverage customer insights and data to generate new revenue streams; and
- Maximize data value: oversee the identification and implementation of opportunities to further monetize customer data effectively, ensuring compliance with privacy laws (HIPAA, etc.).

Additional responsibilities will be mutually agreed upon between CEO and/or COO and the Employee.

(b) During the term of Employee's amended employment, and excluding any vacation, paid holiday, and sick and personal leave to which Employee may be entitled under this Agreement or applicable federal, state, or local law, Employee agrees to devote substantially all of his business time, energies, skills, and attention to the business and affairs of the: (i) Company; (2) any corporation, partnership, limited liability company, or other entity owned or controlled, directly or indirectly, by the Company (each, a "Subsidiary", and collectively, "Subsidiaries"); and (3) any affiliated professional corporation, professional association, limited liability company, or other affiliated entity (each, an "Affiliate", and collectively, "Affiliates") to the extent necessary to discharge the responsibilities assigned to Employee hereunder, to use Employee's reasonable best efforts to perform faithfully, effectively, and efficiently such responsibilities. During the term of Employee's amended employment, it shall not be a violation of this Agreement for Employee to (i) serve on corporate, civic, or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, (iii) perform pro bono legal work, and/or (iv) manage personal investments, so long as such activities do not (A) violate the terms of this Agreement or any other agreement between Employee and the Company, or between the Company and any third party or

(B) constitute an actual or prospective conflict of interest or otherwise interfere with the performance of Employee's responsibilities as an employee of the Company in accordance with this Agreement.

(c) To induce the Company to enter into this Agreement, Employee represents and warrants to the Company that he is subject to no restraint, limitation, or restriction by virtue of any agreement or arrangement, or by virtue of any law or rule of law or otherwise which would impair his right or ability (i) to enter the employ of the Company or (ii) to perform fully his duties and obligations pursuant to this Agreement.

3. Term of Amended Employment. This Agreement and the amended employment relationship and terms hereunder shall continue from the Effective Date until Employee's amended employment is terminated by either the Company or Employee pursuant to Section 7 (the "Amended Employment Term").

4. Compensation. In consideration for all services rendered by Employee to the Company during the Amended Employment Term, and the covenants and agreements of Employee set forth herein (including without limitation the Amendment and Waiver provision in Section 8), the Company shall pay or cause to be paid to Employee, and Employee shall accept, the payments and benefits set forth in Section 4. The Company shall be entitled to deduct and/or withhold from the compensation amounts payable under this Agreement, all amounts required or permitted to be deducted or withheld under any federal, state, or local law or regulation, or in connection with any Bonus Plan (as defined below) or Benefit Plan (as defined below) in which Employee participates and which mandates a contribution, assessment, or co-payment by the participants therein.

(a) Base Salary. The Company shall pay Employee a base salary at the rate of $375,000 per calendar year, which amount shall be subject to adjustment as set forth below (the "Base Salary"). Employee's Base Salary shall be paid in approximately equal installments in accordance with the Company's regular practices, as such practices may be modified from time to time. During the Amended Employment Term, Employee's Base Salary shall be reviewed annually (on a calendar year basis) by, and shall be subject to adjustment at the discretion of, the Company. "Base Salary" as used in this Agreement shall refer to the Base Salary as so adjusted from time to time.

(b) Bonus Plans. Employee shall be eligible to receive a discretionary "Performance Bonus" for each completed calendar year during the Amended Employment Term. The Performance Bonus, if any, shall be determined on a calendar year basis in the Company's sole discretion, with a target of 40% of the Base Salary, based in part on Company performance metrics as set forth in the Company's annual bonus plan approved by the Compensation Committee of the Board of Directors. The Performance Bonus, if any, shall be paid as and when determined by the Board of Directors, but typically no later than March of the calendar year following the year to which the Performance Bonus is attributable. First time 40% target bonus eligibility for payment in calendar year 2027 is prorated for partial 2026 performance.

(c) Benefit Plans. Employee shall be eligible to participate in all benefit plans of the Company, including without limitation—and to the extent available and/or offered—medical coverage, dental, vision, life insurance, 401k plan, and/or other benefits that may be provided by

the Company, from time to time, to Company employees of comparable status, subject to, and to the extent that, Employee is eligible under each such benefit plan in accordance with their respective terms (*i.e.*, after the passage of any pre-required amount of service pursuant to each benefit plan). For example, typically, medical benefits commence on the first day of the month following varying, position-specific amounts of days of amended employment, whereas the Employee 401(k) plan commences after 3 months of service.

(d) Contingent Restricted Stock Units. All 150,000 "Restricted Stock Units" (or "RSUs") agreed to in the June 19, 2025 Employment Agreement and awarded in the LifeMD, Inc. Restricted Stock Unit Award Agreement dated June 19, 2025—none of which have vested—are hereby revoked.

In light of approval by the Company's Compensation Committee of the Board of Directors (the "Compensation Committee"), Employee shall be granted three hundred thousand (300,000) shares of the Company's common stock as "Restricted Stock Units" (or "RSUs") under and subject to all of the provisions of related award agreements (the "Restricted Stock Unit Award Agreement"), which is attached hereto as **Exhibit B** (Time-Based) and **Exhibit C** (DRAFT of Company Performance-Based), vesting as follows:

Time-Based (200,000 RSUs) (**Exhibit B**):

- 50,000 RSUs vest on the Execution of this Agreement;
- an additional 50,000 RSUs vest upon Execution of this Agreement, which are subject to a clawback in their entirety, should Employee not be employed by the Company through March 30, 2027 for any reason;
- 50,000 RSUs vest on March 30, 2027; and
- 50,000 RSUs vest on March 30, 2028.

Company Performance-Based (100,000 RSUs) (**Exhibit C, DRAFT**):

- 50,000 RSUs vest on the Company's achievement of a performance target to be mutually agreed upon by the CEO and Employee by April 15, 2026; and
- 50,000 RSUs vest on the Company's achievement of a higher performance target to be mutually agreed upon by the CEO and Employee by April 15, 2026.

Except as otherwise set forth herein or in the Restricted Stock Award Agreement, vesting of the Restricted Shares will cease upon the termination of Employee's amended employment with the Company subject to the terms of the Amended Employment Agreement.

All of the Time-Based Restricted Shares shall vest immediately and in full upon a Change in Control, regardless of what time has passed since the grant date. As used herein, "Change of Control" means (i) a bona fide transfer or series of related transfers of Shares to any person or Group in which, or as a result of which, such person or Group obtains the direct or indirect right to elect a majority of the board of directors of the Company; or (ii) a sale of all or substantially all of the assets of the Company. As used herein, "Group" means any group or syndicate that

would be considered a "person" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

(e) Remote Work Schedule, With Regular In-Person Office Attendance. While Employee is a resident of Illinois, Employee is encouraged to work as many days (especially Tuesdays through Thursdays) as possible in Company offices, primarily in New York (NY), as well as in Greenville (SC) and Huntington Beach (CA), unless otherwise agreed to by the CEO and/or COO and Employee. Moreover, Employee will be expected to work in the pertinent Company office when necessary to attend in-person leadership meetings (*i.e.*, when senior executive leadership is meeting at, and/or visiting a, Company office) and at the reasonable request and notice of the CEO and/or COO. Repeated failure to meet these expectations is grounds for termination for Cause. Ordinary and reasonable travel expenses incurred by Employee for travel to Company offices and Company-related matters will be reimbursed.

5. Additional Benefits. During the Amended Employment Term, Employee shall be eligible to receive any other amended employment benefits that may be provided by the Company from time to time to Company employees of comparable status, subject to, and to the extent that, Employee is eligible under such benefits in accordance with their respective terms. For example, Employee, as an exempt (salaried) employee at the Company, will be subject to the "Unlimited Paid Time Off Memo" (dated December 30, 2021 and effective January 1, 2022). The Company reserves the right to change benefits from time to time in its discretion.

6. Covenants of Employee.

(a) Employee will truthfully and accurately make, maintain, and preserve all records and reports that the Company may from time-to-time reasonably request or require;

(b) Employee will obey all rules, regulations, and reasonable special instructions applicable to Employee, and will be loyal and faithful to the Company at all times, constantly endeavoring to improve Employee's ability and knowledge of the business in an effort to increase the value of Employee's services to the mutual benefit of the Parties;

(c) Employee will make available to the Company all information Employee has knowledge relating to the business of the Company, any of its Subsidiaries, or any of its Affiliates and will make all suggestions and recommendations that Employee feels will be of benefit to the Company;

(d) Employee will fully account for all money, records, goods, wares, and merchandise or other property belonging to the Company of which Employee has custody, and will pay over and deliver the same promptly whenever and however he may be reasonably directed to do so;

(e) During amended employment with the Company, any of its Subsidiaries, or any of its Affiliates and thereafter, the Employee will not divulge, transmit, or otherwise disclose (except as legally compelled by court order), directly or indirectly, any confidential knowledge or information with respect to the operations, finances, organization, or employees of the Company,

its Subsidiaries, or its Affiliates or with respect to confidential or secret processes, services, techniques, customers, or plans with respect to the Company, its Subsidiaries, and its Affiliates. The Employee will not use, directly or indirectly, any confidential information of the Company, its Subsidiaries, and its Affiliates for the benefit of anyone other than the Company, its Subsidiaries, or its Affiliates.

(f) All files, records, correspondence, memoranda, notes, or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company, its Subsidiaries, and its Affiliates, whether prepared by the Employee or otherwise coming into his possession in the course of the performance of his services, shall be the exclusive property of the Company and shall be immediately delivered to the Company and not retained by the Employee (including, without limitations, any copies thereof) upon termination of amended employment for any reason whatsoever.

(g) While employed by the Company, its Subsidiaries, or its Affiliates and for a period of four months thereafter (the "Restricted Period"), the Employee shall not, within any jurisdiction or marketing area in which the Company, any of its Subsidiaries, or any of its Affiliates is doing business, directly or indirectly—limited to telehealth, telemedicine, or telepharmacy related businesses—(i) participate in the ownership, management, operation, or control of; or (ii) consult with, be employed by, or otherwise render services to any said telehealth, telemedicine, or telepharmacy related business. For the avoidance of doubt, "ownership" as used in this Para. 6(g) specifically excludes Employee's personal ownership of: 1) publicly traded stock; and 2) pre-existing equity ownership. During the Restricted Period, the Employee shall not, privately or publicly, solicit for business or accept the business of, any person or entity who is, or was at any time within the previous six (6) months, a customer of the Company (or potential customer with whom the Company had initiated contact) or its Subsidiaries or Affiliates, unless Employee had contacts with said customer or potential customer prior to signing these Amended Employment Terms (and for the avoidance of doubt, "customer" as used herein specifically excludes any and all patients of the Company's Affiliated Medical Group or of the Company's Affiliated Pharmacy). Further, During the Restricted Period, the Employee shall not, privately or publicly, disparage or make derogatory, pejorative, or offensive remarks about the Company, it its Subsidiaries, its Affiliates, or its brands, products, and offerings.

(h) Employee represents and warrants that: (i) Employee's performance under these Terms does not and will not violate the terms of any other agreement to which Employee is a party, including, without limitation, confidentiality, or non-competition agreements.

(i) The Parties acknowledge and agree that you may have contributed to certain inventions, work product, works of authorship, computer programs, ideas, concepts, development tools, design tools, test methodologies, products, devices, techniques, know-how, algorithms, methods, processes, procedures, improvements, whether or not eligible for or covered by patent, copyright, trademark, or trade secret protection, and whether or not reduced to practice, that is within the scope of the Company's business, research or investigations or results or resulted from or is or was suggested by any work performed by you for the Company, whether solely or jointly with others, and whether or not while engaged in performing work for the Company ("Company IP"). In connection therewith, you hereby assign, convey and transfer to the Company and its

successors and assigns your entire right, title, and interest in and to any and all Company IP, including all intellectual property rights related thereto.

(j) Employee understands that in his performing work for the Company, he will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person that Employee has an obligation of confidentiality. Rather, Employee further understands that he will be expected to use only that information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Employee agrees that he will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Employee has an obligation of confidentiality. Employee hereby represents that he has disclosed to the Company any contract he has signed that may restrict Employee's activities on behalf of the Company.

(k) Employee acknowledges and understands that the securities of the Company are publicly traded and subject to the Securities Act of 1933 and the Securities Exchange Act of 1934. As a result, Employee acknowledges and agrees that (i) he is required under applicable securities laws to refrain from trading in securities of the Company while in possession of material nonpublic information and to refrain from disclosing any material nonpublic information to anyone except as permitted by this Agreement in connection with the performance of Employee's duties hereunder, and (ii) he will communicate to any person to whom Employee communicates any material nonpublic information that such information is material nonpublic information and that the trading and disclosure restrictions in clause (i) above also apply to such person.

7. Termination of Amended Employment. Employee's amended employment with the Company will be "at-will." Either the Company or Employee can terminate amended employment at any time and for any reason, with or without notice by the Company, and with at least two weeks written notice by Employee. If Employee's amended employment is terminated without cause, Employee will receive severance pay equal to Employee's monthly Base Salary for four months from the date of termination of amended employment. To be eligible for the severance payment, Employee must have executed and not revoked a full and complete release of any and all claims against the Company and related persons and entities in the standard form then used by the Company ("Release"), within 7 days (or longer, if otherwise required by any applicable law) of the date of provision of the Release. Upon making all of the applicable severance payments and benefits, except with respect to any outstanding equity compensation agreements, the Company shall have no further obligations to Employee under this Agreement or any other agreement relating to or arising out of Employee's status as an employee of the Company (as opposed to some other status with respect to the Company, such as a shareholder or holder of a stock option).

The Company may terminate the amended employment of the Employee with Cause if the Company determines that, for example, Employee has:

(a) materially breached any provision hereof, any Company approved policy or procedure (including but not limited to the Code of Ethics or any material provision of the Employee Handbook), habitually neglected the duties which Employee was

required to perform under any provision of this Agreement, or any fiduciary duty owed to Company;

(b) misappropriated funds or property of the Company or otherwise engaged in acts of dishonesty, fraud, embezzlement, misrepresentation, or other acts of moral turpitude, even if not in connection with the performance of Employee's duties hereunder, which could reasonably be expected to result in serious prejudice to the interests of the Company if Employee were retained as an employee;

(c) secured any personal profit not completely disclosed to and approved by the Company in connection with any transaction entered into on behalf of or with the Company, any Subsidiary, or Affiliate of the Company, including not limited to acts of self-dealing whether or not for personal gain, or failure to return any compensation amount required to be clawed back or returned to the Company by application of any applicable law or regulation; or

(d) failed to conduct and perform duties assigned to Employee in accordance with the terms hereof in a manner acceptable to the Company after a written demand for substantial performance is delivered to Employee which identifies the manner in which Employee has not substantially performed Employee's duties and provided further that Employee shall be given a reasonable opportunity to cure such failure.

(e) willfully, recklessly, or negligently violated any applicable state or federal law or regulation, including but not limited to failure or refusal to materially comply with all relevant and material obligations, assumable and personally chargeable to an executive of his corporate rank and responsibilities, under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder; or

(f) been convicted of, or entered a plea of guilty or no contest to, a felony or misdemeanor under state, federal, or other applicable law in a court of competent jurisdiction, other than a traffic violation or misdemeanor not involving dishonesty or moral turpitude.

8. Amendment and Waiver. This Agreement may not be changed orally but only by written documents signed by the Party against whom enforcement of any waiver, change, modification, extension, or discharge is sought; however, the amount of compensation to be paid to Employee for services to be performed for the Company hereunder may be changed from time to time by the Parties by written agreement without in any other way modifying, changing, or affecting this Agreement or the performance by Employee of any of the duties of his amended employment with the Company. Any such written agreement shall be, and shall be conclusively deemed to be, a ratification and confirmation of this Agreement, except as expressly set forth in such written amendment. The waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof, nor of any breach of any other term or provision of this Agreement.

9. Notice. All notices and other communications hereunder shall be in writing and

shall be deemed duly delivered (a) three business days after being received by registered or certified mail, return receipt requested, postage prepaid; (b) three business days after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in the case of the Company, to its principal office address; or (c) by email with read receipt confirmation.

For Employer: To LifeMD, Inc, Attention Legal Dept., 236 Fifth Avenue, Ste. 400, New York, NY 10001 or to legal@lifemd.com with confirmed read receipt.

For Employee: To Employee's residence address as shown on the records of the Company, by personal delivery thereof, or to chris@xdevgroup.com with confirmed read receipt.

10. Severability. When possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law. If any provision shall be invalid, unenforceable, or prohibited by applicable law, then in lieu of declaring such provision invalid or unenforceable, to the extent permitted by law (a) the Parties agree that they will amend such provision to the minimal extent necessary to bring such provision within the ambit of enforceability, and (b) any court of competent jurisdiction may, at the request of either party, sufficiently revise, reconstruct, or reform such provision to cause it to be valid and enforceable.

11. Entire Agreement. This Agreement forms the complete and exclusive statement of Employee's Amended Employment Agreement with the Company. It supersedes any other agreements, representations or promises made to Employee by anyone, whether oral or written. Changes in Employee's amended employment terms, other than those changes expressly reserved to the Company's discretion in this Agreement, require a written modification signed by an officer of the Company.

12. Force Majeure. Neither of the Parties shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said Party, including, but not limited to acts of God; acts of the public enemy; acts of the United States of America or any state, territory, or political subdivision thereof or of the District of Columbia; fires; floods; epidemics; pandemic; quarantine restrictions; strike; or freight embargoes. Notwithstanding the provisions of this Section 12, in every case the delay or failure to perform must be beyond the control, and without the fault or negligence, of the Party claiming excusable delay.

13. Dispute Resolution. In the event of any dispute arising under or pursuant to this Agreement, the Parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any litigation or arbitration (except for emergency injunctive relief). If the parties are unable to resolve the dispute within thirty (30) days, then the parties agree to mediate the dispute with a mutually agreed upon mediator in New York, NY. If the parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within sixty (60) days following the selection of the mediator, unless otherwise agreed to by both Parties. The parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation. If the mediation does not resolve the dispute, then the parties irrevocably and unconditionally agree to the arbitration provisions in

Section 14.

14. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your amended employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee's amended employment with the Company, or the termination of Employee's amended employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS' then applicable rules and procedures for amended employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration. The arbitration will take place in New York, NY unless otherwise agreed to by both Parties. Employee acknowledges that by agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the "Excluded Claims"). In the event Employee intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that Employee would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

15. Successors.

(a) No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee other than Employee's rights to payments or benefits hereunder, which

may be transferred only by will or the laws of descent and distribution. Upon Employee's death, this Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Employee's interests under this Agreement. Subject to compliance with the terms of any Company sponsored benefit plan, Employee shall be entitled to select and change a beneficiary or beneficiaries to receive following Employee's death any benefit or compensation payable hereunder by giving the Company written notice thereof. In the event of Employee's death or a judicial determination of Employee's incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to Employee's beneficiary(ies), estate, or other legal representative(s).

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns.

(c) The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets, and any such successor shall be bound by all of the provisions hereof.

16. Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the substantive laws of New York.

17. Multiple Counterparts. This Agreement may be executed in multiple counterparts each deemed to be an original but all of which together shall constitute but one instrument.

18. Additional Contingencies. Amended employment is contingent on a number of Additional Contingencies, including: (1) confirmation of any or all of the following: Employee's education, licensure, and past professional employment; (2) Company's procurement and review, and Employee's clearance of, a background check, which includes a comprehensive criminal record check; and (3) to the extent not already completed, Employee's completion of all Company onboarding requirements and required trainings, including production of documents sufficient to satisfy the requirements of ISCIS Form I-9 (Employment Eligibility Verification).

19. Indemnification. The Company agrees to indemnify the Employee for his activities as an Officer of the Company, as set forth in the Director and Officer Indemnification Agreement attached hereto as **Exhibit A**. In addition, the Company shall reasonably increase the coverage limit of its directors' and officers' liability insurance policy (and not otherwise diminish the scope or value of such coverage) based on market conditions and advice received from the Audit Committee of the Board of Directors and shall thereafter maintain in effect such coverage with a coverage limit of at least that amount and containing not materially less favorable provisions.

[Signatures on next page]

EXECUTED as of the day, month, and year set forth above as the Effective Date.

LIFEMD, INC.

____

Justin Schreiber
Chief Executive Officer & Chairman Of The Board

EMPLOYEE

____

Christopher Pisano